EXHIBIT 99.1

Stamps.com Investor Contact:	Press Contact:
Stamps.com Investor Relations	Brew PR
(310) 482-5830	(310) 600-7160
http://investor.stamps.com	dena@brewpr.com

STAMPS.COM ANNOUNCES FOURTH QUARTER AND FISCAL 2008 RESULTS

Total Revenue of $22.3 million; GAAP Net Income of $1.6 million; Non-GAAP Income from Operations of $2.4 million, up 4%; Non-GAAP Diluted Earnings Per Share of $0.16

LOS ANGELES – February 12, 2009 – Stamps.com® (Nasdaq:STMP), the intelligent online postage alternative to a postage meter, today announced results for the fourth quarter and for the fiscal year ended December 31, 2008.

For the fourth quarter:

•	Total revenue was $22.3 million, down 8% versus the fourth quarter of 2007.

•
PC Postage® subscriber-related revenue, including service revenue, store revenue and insurance revenue, was $18.3 million, up 4% from the fourth quarter of 2007.  Excluding the enhanced promotion channel (which consists of online programs where additional promotions are offered to customers), subscriber-related revenue was $16.2 million, up 8% from the fourth quarter of 2007.

•
Total gross margin was 70.5% versus 67.7% in the fourth quarter of 2007.  PC Postage subscriber-related revenue gross margin was 79.5% versus 79.8% in the fourth quarter of 2007, and PhotoStamps gross margin was 29.2% versus 35.4% in the fourth quarter of 2007.

•	Total spending on small business PC Postage customer acquisition, excluding spending on the enhanced promotion channel, was $6.2 million, up 9% from the same quarter last year.

•
The Company continued its program to increase profitability in the PhotoStamps business by reducing the overall level of sales and marketing costs in this area by approximately 64% versus the fourth quarter of 2007; the lower sales and marketing spending level contributed to a 39% decline in fourth quarter PhotoStamps revenue versus the fourth quarter of 2007.

•
GAAP net income was $1.6 million, or $0.09 per fully diluted share.  This includes a $0.8 million non-cash stock-based compensation expense, a $0.3 million adjustment to a prior litigation charge, and a $0.2 million adjustment resulting from the temporary suspension of the Company’s ability to utilize its net operating losses for California income tax purposes.

•
Excluding the FASB Statement 123R expense, the litigation charge and the income tax adjustment, non-GAAP income from operations was $2.4 million, up 4% versus the fourth quarter of 2007, and non-GAAP net income per fully diluted share was $0.16, flat versus the fourth quarter of 2007.

“In light of the tough macroeconomic environment, we were pleased to see reasonable performance in our PC Postage revenue and earnings during the fourth quarter,” said Ken McBride, Stamps.com president and CEO.  “In particular our PC Postage service fees, excluding the enhanced promotion channel, were up 10% during the fourth quarter while our total business operating earnings grew at 4% versus the fourth quarter of 2007.  We also saw improved customer acquisition in our PC Postage business during the fourth quarter versus the third quarter of 2008.  Overall, we believe that our core PC postage business is still a very stable and predictable one and we expect that this recurring revenue business will allow us to continue to produce solid earnings in tough times.”

Fourth Quarter 2008 Detailed Results

Stamps.com reported 2008 fourth quarter GAAP net income of $1.6 million.  On a per share basis, total 2008 fourth quarter GAAP net income was $0.09 based on fully diluted shares outstanding of 18.0 million.  Fourth quarter GAAP net income was reduced by a non-cash cost of $0.8 million for FASB 123R stock-based compensation expense, and by $0.3 million for an adjustment to the litigation charge which was previously included in the third quarter of 2008. Fourth quarter GAAP net income was also reduced by an income tax adjustment of $0.2 million resulting from the temporary suspension of the Company’s ability to utilize its net operating losses for California income tax purposes based on new legislation which was signed on September 23, 2008 and is effective for tax years 2008 and 2009. Non-GAAP and GAAP amounts are reconciled in the following table:

Fourth Quarter Fiscal 2008
All amounts in millions except	Non-GAAP	FASB	Litigation	Income Tax	GAAP
per share or margin data:	Amounts	123R	Charges	Adjustment	Amounts
Cost of Sales	$6.51	$0.06	$-	$-	$6.57
Research & Development	1.99	0.15	-	-	2.14
Sales & Marketing	8.28	0.20	-	-	8.48
General & Administrative	3.14	0.37	0.25	-	3.76
Total Expenses	19.92	0.78	0.25	-	20.95

Gross margin	70.8%	-0.3%	-	-	70.5%

Income from Operations	2.36	(0.78)	(0.25)	-	1.33
Interest and Other Income	0.54	-	-	-	0.54
Pre-Tax Income	2.90	(0.78)	(0.25)	-	1.87

Provision for Income Taxes	(0.10)	-	-	(0.17)	(0.27)

Net Income	$2.80	$(0.78)	$(0.25)	$(0.17)	$1.60

On a diluted per share basis	$0.16	$(0.04)	$(0.01)	$(0.01)	$0.09

Shares used in per share calculation	17.99	17.99	17.99	17.99	17.99

Excluding the FASB Statement 123R expense, litigation charge adjustment, and income tax adjustment, 2008 fourth quarter non-GAAP net income was $2.8 million or $0.16 per fully diluted share based on fully diluted shares outstanding of 18.0 million.  This compares to 2007 fourth quarter non-GAAP net income per fully diluted share excluding 123R expenses of $0.16 (there were no comparable litigation charges or income tax adjustments in the 2007 period). Thus, non-GAAP fourth quarter diluted earnings per share excluding 123R-related expenses were flat versus the same quarter last year.

Fiscal 2008 Detailed Results

Total fiscal 2008 revenue was $84.9 million, a decrease of 1% versus revenue of $85.8 million for fiscal 2007.  Total 2008 PC Postage subscriber related revenue, including service revenue, store revenue and insurance revenue, was $73.0 million, up 9% versus subscriber related revenue in 2007.  Excluding the enhanced promotion channel, subscriber-related revenue in 2008 was $63.9 million, up 11% versus 2007. Total 2008 PhotoStamps revenue was $11.9 million, down 34% versus PhotoStamps revenue of $17.9 million in 2007.  Total other revenue in 2008 was immaterial versus $0.9 million in 2007.

Total 2008 GAAP net income was $10.2 million, including approximately $3.3 million of FASB Statement 123R stock-based compensation expense; $0.4 million of asset write-offs; $3.7 million of deferred tax benefit; $1.0 million of litigation charges related to a lawsuit emanating from the Company’s iShip operations and an expected settlement in other litigation matters; and $0.5 million in additional California income tax relating to the temporary suspension of the Company’s ability to utilize its net operating losses for California income tax purposes.  On a per share basis, total 2008 GAAP net income was $0.53 based on fully diluted shares outstanding for the year of 19.3 million.  Excluding the FASB Statement 123R expense, the asset write-offs, the deferred tax benefit, the litigation charges and the additional California income tax, 2008 non-GAAP net income was $11.8 million.  On a per share basis, 2008 non-GAAP net income per fully diluted share was $0.61 based on 2008 fully diluted shares outstanding of 19.3 million.

Share Repurchase

During the fourth quarter of 2008 the Company repurchased 1.9 million shares for a total cost of $19.5 million under the share repurchase plan originally approved by the Board of Directors on July 16, 2008.  From the third quarter 2008 through today, the Company has repurchased 2.5 million shares for a total cost of $24.8 million under the July 2008 plan. On February 5, 2009, Stamps.com’s Board of Directors approved a new share repurchase program authorizing the Company to repurchase up to 2.5 million shares of Stamps.com stock over the next six months.

The timing of share purchases, if any, and the number of shares to be bought at any one time will depend on market conditions and also will depend on the Company’s assessment of risk that its NOL asset could be impaired if such a repurchase were undertaken.  Share purchases may be made from time-to-time on the open market or in negotiated transactions at the Company's discretion in compliance with Rule 10b-18 of the United States Securities and Exchange Commission. The Company's purchase of any of its shares is subject to limitations that may be imposed on such purchases by applicable securities laws and regulations and the rules of the Nasdaq Stock Market.

PhotoStamps

During the fourth quarter, approximately 243 thousand sheets were shipped to customers.  The Company continued its program to increase profitability in the PhotoStamps business, reducing the overall level of sales and marketing costs in this area by approximately 64% versus the fourth quarter of 2007.  As a result of the reduced level of sales and marketing activity, total fourth quarter PhotoStamps revenue was $4.0 million, a decrease of 39% versus the fourth quarter of 2007.

Business Outlook

Stamps.com currently expects total 2009 revenue to be $80 to $90 million.  Fiscal 2009 GAAP net income per share is expected to be $0.20 to $0.40, including approximately $3 million of 2009 FASB Statement 123R stock-based compensation expense and $0.5 - $1.0 million of expected taxes resulting from the temporary suspension of the Company’s ability to utilize its net operating losses for California income tax purposes. Excluding the FASB Statement 123R expenses and the additional California income taxes, non-GAAP 2009 net income per fully diluted share is expected to be $0.40 to $0.60.

Net Operating Losses (NOL) and Protective Measures

Stamps.com currently has approximately $240M in Federal NOLs and $150M in State NOLs, with a potential value of up to $95M in tax savings over the next 15 years.  Under Internal Revenue Code Section 382 rules, if a change of ownership is triggered, the Company’s NOL asset may be impaired. A change in ownership can occur whenever there is a shift in ownership by more than 50 percentage points by one or more 5% shareholders within a three-year period. We estimate that as of December 31, 2008 the Company was at an approximately 34% level compared with the 50% level that would trigger impairment of our NOL asset.

During the second quarter of 2008, the Company received shareholder approval to amend its articles of incorporation in order to protect its NOL asset (the “NOL Protective Measures”) and those measures are now in effect.  Under the NOL Protective Measures there is no change to the way that existing Stamps.com shares are held or traded, but any person, company or investment firm which wishes to become a “5% shareholder” of Stamps.com must first obtain a waiver from the Company’s board of directors.  In addition, any person, company or investment firm which is already a “5% shareholder” of Stamps.com cannot make any additional purchases of Stamps.com stock without a waiver from the Company’s board of directors.

Stamps.com currently has 17.0 million shares outstanding and therefore ownership of 848 thousand shares or greater would currently constitute a “5% shareholder”. Stamps.com strongly urges that any stockholder contemplating owning more than 675,000 shares contact the Company before doing so.

Resignation of Board Member

Kevin Douglas, a Company director since July 2003, provided notice to the Company of his resignation of service from the Company's Board of Directors on February 6, 2009 to be effective following the Board's next regularly scheduled meeting on March 13, 2009.  Mr. Douglas resigned to focus on other activities, and his notice of resignation was not related to any disagreement with Company management, with other Board members, or with Stamps.com Inc.'s accounting or operating policies.

Company Customer Metrics

A complete set of the quarterly customer metrics for the past three fiscal years is available currently at http://investor.stamps.com (under a tab on the left side called Company Metrics, Current Metrics).

Quarterly Conference Call

The Stamps.com financial results conference call will be web cast today at 5:00 p.m. Eastern Time and may be accessed at http://investor.stamps.com. The Company plans to discuss its business outlook during the conference call.  Following the conclusion of the web cast, a replay of the call will be available at the same website.

About Stamps.com and PhotoStamps

Stamps.com (Nasdaq: STMP) is a leading provider of Internet-based postage services. Stamps.com’s online postage service enables small businesses, enterprises, and consumers to print U.S. Postal Service-approved postage with just a PC, printer and Internet connection, right from their home or office. The Company targets its services to small businesses and home offices, and currently has PC Postage partnerships with Avery Dennison, Microsoft, HP, Office Depot, the U.S. Postal Service and others.

PhotoStamps is a patented Stamps.com product that couples the technology of PC Postage with the simplicity of a web-based image upload and order process. PhotoStamps is currently available under authorization of the U.S. Postal Service for its fourth phase market test with an authorization through May 16, 2009.  Customers may create full custom PhotoStamps with their own digital photograph, or they may choose a licensed image from one of many PhotoStamps collections such as NFL® or Collegiate. Since launching PhotoStamps in May 2005, more than 60 million individual PhotoStamps have been shipped to customers.  Stamps.com currently has PhotoStamps partnerships with Apple, Google/Picassa, HP/Snapfish, Costco, Adobe, and others.

Non-GAAP Measures

To supplement the Company’s condensed financial statements presented in accordance with GAAP, Stamps.com uses non-GAAP measures of certain components of financial performance.  These non-GAAP measures include non-GAAP income from operations, non-GAAP pre-tax income, non-GAAP net income, non-GAAP earnings per diluted share, and non-GAAP gross margin.   These non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance and the Company’s prospects for the future and provide further information about the impact of the adoption of the accounting standard FASB 123R. The Company believes the non-GAAP measures that exclude stock-based compensation, asset write-offs, litigation charges, income tax adjustments, and income tax benefits enhance the comparability of results against prior periods. These measures should be considered in addition to results prepared in accordance with generally accepted accounting principles, but should not be considered a substitute for, or superior to, GAAP results. Reconciliation to the nearest GAAP measure of all non-GAAP measures included in this press release can be found in the financial tables included on page 2 of this press release.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements about our anticipated results and our PhotoStamps spend that involve risks and uncertainties.  Important factors, including the Company's ability to complete and ship its products, maintain desirable economics for its products and obtain or maintain regulatory approval, which could cause actual results to differ materially from those in the forward-looking statements, are detailed in filings with the Securities and Exchange Commission made from time to time by STAMPS.COM, including its Annual Report on Form 10-K for the year ended December 31, 2007, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. STAMPS.COM undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Stamps.com, the Stamps.com logo and PhotoStamps are trademarks or registered trademarks of Stamps.com Inc. All other brands and names are property of their respective owners.

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STAMPS.COM INC.

STATEMENTS OF OPERATIONS
(in thousands, except per share data: unaudited)

	Three Months ended		Twelve Months ended
	December 31,		December 31,
	2008	2007	2008	2007
Revenues:
Subscription	$15,347	$14,621	$61,556	$55,903
Product	2,515	2,525	9,906	9,636
Insurance	433	410	1,574	1,478
PhotoStamps	3,979	6,542	11,876	17,887
Other	-	-	-	907
Total revenues	22,274	24,098	84,912	85,811
Cost of revenues:
Subscription	2,735	2,536	10,365	9,659
Product	883	888	3,520	3,286
Insurance	135	124	498	455
PhotoStamps	2,817	4,228	8,525	11,854
Other	-	-	-	52
Total cost of revenues	6,570	7,776	22,908	25,306
Gross profit	15,704	16,322	62,004	60,505
Operating expenses:
Sales and marketing	8,481	9,441	33,538	33,115
Research and development	2,137	1,938	8,425	8,260
General and administrative	3,761	3,459	15,581	12,538
Total operating expenses	14,379	14,838	57,544	53,913
Income from operations	1,325	1,484	4,460	6,592
Other income, net:
Interest income	542	1,012	2,892	4,461
Other income	-	-	26	-
Total other income, net	542	1,012	2,918	4,461
Pre-tax income	1,867	2,496	7,378	11,053
Provision for income taxes	270	130	(2,786)	387
Net income	$1,597	$2,366	$10,164	$10,666
Net income per share:
Basic	$0.09	$0.12	$0.53	$0.51
Diluted	$0.09	$0.12	$0.53	$0.50
Weighted average shares outstanding:
Basic	17,820	19,805	19,081	20,815
Diluted	17,994	20,131	19,345	21,194

CONDENSED BALANCE SHEETS
(in thousands)

	December 31,	December 31,
	2008	2007

ASSETS
Cash and investments	$74,059	$90,823
Trade accounts receivable	2,962	2,519
Other accounts receivable	1,201	1,209
Other current assets	4,426	2,489
Property and equipment, net	3,086	3,790
Intangible assets, net	505	871
Other assets	7,019	3,252
Total assets	$93,258	$104,953

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Accounts payable and accrued expenses	$11,174	$9,935
Deferred revenue	$3,743	$2,576
Total liabilities	14,917	12,511

Stockholders' equity:
Common stock	47	47
Additional paid-in capital	626,810	622,781
Treasury Stock	(90,613)	(63,737)
Accumulated deficit	(456,391)	(466,555)
Unrealized loss on investments	(1,512)	(94)
Total stockholders' equity	78,341	92,442
Total liabilities and stockholders' equity	$93,258	$104,953